Exhibit (b)

[On the Letterhead of Company]

[To Be Executed At the Same Time as the Deposit Agreement]

                    , 2006

Deustche Bank Trust Company Americas, as Depositary

60 Wall Street

New York, New York 10005

United States of America

Attention: ADR Department

Ladies and Gentlemen:

Reference is made to the Deposit Agreement dated             , 2006 among Himax Technologies, Inc. (the “Company”), Deustche Bank Trust Company Americas, as depositary, (the “Depositary”), and the Holders and Beneficial Owners of the American Depositary Shares (“ADSs”) evidenced by Receipts (“ADRs”) issued thereunder (the “Deposit Agreement”). Any capitalized term used but not defined herein shall have the meaning ascribed to it in the Deposit Agreement.

Pursuant to the Deposit Agreement, the Company hereby instructs the Depositary, for a period beginning from the date hereof and continuing to and including the date 180 days after the date of the prospectus contained in the registration statement on Form F-1 under which the ADSs shall first be sold,             , 2006, covering the public offering of the ADSs (the “Lock-Up Period”), not to accept any deposit of any Shares in the Company’s ADR facility or issue any new ADRs evidencing the ADSs except as further instructed by the Company. For avoidance of doubt, this Letter Agreement shall not affect the right of ADR holders to cancel their ADRs and withdraw the underlying Shares pursuant to General Instructions I.A.(1) of Form F-6.

Notwithstanding the foregoing, in the event that either (A) during the last 17 days of the Lock-Up Period the Company issues earnings results or material news or a material event relating to the Company occurs; or (B) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by this Letter Agreement shall be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives of the underwriters waive, in writing, such an extension. In the event that the Lock-Up Period is extended pursuant to the foregoing, the Company shall further instruct the Depositary to extend the restrictions imposed by this Letter Agreement.

This agreement shall terminate upon the expiration of the Lock-Up Period, on             , 2006, or upon any further instructions from the Company.

[Signature Page Follows]

Very truly yours,

HIMAX TECHNOLOGIES, INC.

By:
Name:
Title:

Acknowledged and agreed:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Depositary

By:
Name:
Title:

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